Exhibit 99.1

LSB Industries Issues Open Letter to Shareholders

OKLAHOMA CITY – Jan. 21, 2014 – LSB Industries, Inc. (NYSE:LXU) (“LSB”) today announced that its Board of Directors, in consultation with independent financial and legal advisors, has reviewed the open letter issued by Engine Capital LP (“Engine Capital”) and has issued its response to LSB shareholders. The letter discusses the following topics:

•	The Board and management team have the right plan in place to deliver value to LSB shareholders.
•	The proposals from Engine Capital would deliver less value to LSB shareholders than the Company’s plan.
•	The Board and management team are closely aligned with shareholders and committed to effective oversight.

The full text of the letter from Jack E. Golsen, Chairman of the Board and Chief Executive Officer, is below:

January 21, 2014

Dear Fellow LSB Shareholder:

Your Board and management team have a proven track-record of value creation.  The Board has overseen the expansion of LSB’s business and has delivered solid shareholder returns.  Our two core Chemical and Climate Control businesses are positioned to benefit from strong demand in the markets they serve over the coming years. Demand for fertilizer is expected to remain steady, mainly as a result of population growth, an increasing shift globally to growing animal feed crops as people consume more protein and the use of bio-fuels.  Nitrogen fertilizers, in particular, are expected to experience sustained demand because they must be applied each year and have a direct impact on farmers’ yields, creating an economic incentive for farmers to increase the amount of fertilizer used.  LSB’s Climate Control business is expected to benefit from the growth in commercial and residential construction in an improving economy.  Your Board and management team believe that our three-year operating and capital plan for our Chemical and Climate Control businesses will significantly increase EBITDA.

LSB’s stock price has increased by over 350% over the last five years, outperforming the Company’s peer groups1 coming out of the financial crisis.

The Board and management team believe that we have the right plan in place to deliver value to LSB shareholders.

The Company is making investments in LSB’s Chemical facilities necessary to drive growth and value creation, and better position LSB to capitalize on favorable market dynamics.  LSB’s three-year capital spending plan includes:

•
$250 to $300 million for the construction and completion of an ammonia plant at the El Dorado facility—this investment will significantly decrease LSB’s costs and eliminate its exposure to fluctuations in the price of ammonia in the spot market.

•	$120 million for the new 65% nitric acid plant and concentrator also at the El Dorado facility—this investment will replace lost capacity and add additional capacity to facilitate growth.
•
Taken together, the capital investments in the El Dorado facility, once complete, are expected to contribute approximately $90 to $100 million of incremental annual EBITDA, based on anticipated market conditions.

•	$50 to $75 million in plant reliability enhancements, and environmental and safety upgrades at all of our chemical facilities.
•	$35 to $40 million for the development of the Zena natural gas leasehold—this investment provides a partial hedge for the cost of natural gas, one of our key raw material inputs.

When the Board evaluated a wide range of financing vehicles to fund the ongoing capital investment program, it determined that the issuance of the new Senior Secured Notes was the optimal financing alternative.  In addition, the Board believes that making these capital investments will deliver meaningfully greater value than would be achieved through a repurchase of the Company’s stock at current prices.

We are building a more stable and profitable enterprise
by investing prudently for the future.

Our strategy is to invest in projects that generate the best returns for our shareholders taking into consideration the risk and return on investment. This strategy motivated our decision to build an ammonia plant at El Dorado.

Ammonia, which is produced from natural gas, is the key component in the production of all of our core, nitrogen-based products.  Our Pryor and Cherokee facilities both purchase natural gas in the spot market and convert it into ammonia, which we then either sell or convert into other products.  By contrast, the El Dorado plant lacks the capability to produce ammonia, which it in turn purchases at spot market prices from the pipeline.  This puts the facility at a cost disadvantage.

Our plan to build an ammonia plant will eliminate this disadvantage by providing us with a reliable, low-cost source of this key input.  El Dorado’s new plant is expected to produce ammonia at a cost below $260 per short ton ($286 per metric ton)2.  This is well below the spot price of ammonia which has been highly volatile, fluctuating between $400 per metric ton and $720 per metric ton over the past three years, and averaging $573 per metric ton over that same period.  Current spot-market prices are $450 per metric ton.  These prices are before taking into account $28 per short ton of delivery costs.  Furthermore, with productive capacity of 375,000 tons annually, versus the 220,000 tons we historically purchased, we anticipate selling or upgrading the excess ammonia to further increase profitability.

The plans enacted by the Board and management team also include the construction of a new nitric acid plant and concentrator to replace the productive capacity lost when El Dorado’s direct strong nitric acid plant was damaged in May 2012.  Having lost approximately 20% of El Dorado’s nitric acid capacity and 100% of its concentrated nitric acid capacity, the Board and management team determined to construct a new state-of-the-art nitric acid plant and concentrator.

Overall, upon completion of the ammonia plant and the nitric acid plant and concentrator, El Dorado will benefit from significantly reduced feedstock costs, expanded capacity, improved efficiency and product mix flexibility.

The Board and management team have also taken steps to mitigate the risk of volatility in natural gas prices. Our investment in natural gas wells in the Marcellus Shale Formation will provide a partial hedge for the cost of this key raw material input.

We are enhancing operations and the reliability of our chemical facilities.

Your Board and management team have a long track record of building and growing successful plants.  For example, we have significantly grown the El Dorado facility since we purchased it in the early 1980s and today it is a 150 acre multi-product facility located on a 1,400 acre site.  The Company has also demonstrated a consistent record at its Cherokee facility.

In addition, the Baytown plant is one of the newest and most technologically advanced nitric acid plants in North America, with demonstrated capacity exceeding 1,350 short tons per day.  Since we completed the plant in 1999, Bayer MaterialScience has relied on us to manage all aspects of the facility and to provide a consistent nitric acid supply.  The operations in Baytown have been recognized as an OSHA Voluntary Protection Program Star Site for ten years and have also received numerous awards from the American Chemistry Council for safety and environmental leadership.

In addition to pre-existing programs, we have taken a number of steps to enhance the overall reliability and productivity of our Chemical facilities, including:

•	Engaging outside experts who specialize in risk management, reliability, mechanical integrity and Process Safety Management;
•	Recruiting additional corporate and on-site facility management, reliability, engineering and operational personnel;
•	Accelerating the automation of plant equipment diagnostic and protective devices; and
•	Expanding the acquisition of spare parts to supplement existing inventory of capital spares.

The management team has and continues to implement additional measures at Pryor to improve the facility’s reliability.  In addition, the management team is confident in its ability to successfully complete the reliability and capital projects underway in its Chemical business.

We are growing the Climate Control business.

LSB’s Climate Control business has significant potential to grow revenues and profits due to projected increases in construction end markets, initiatives underway to launch new products and implementation of LEAN manufacturing practices.  We have an extensive customer base with thousands of premier installations and an overall installed base of more than four million units.  Commercial and institutional markets made up approximately 83% of LSB Climate Control sales during 2013.  According to a recent McGraw Hill survey3, commercial construction—for the building types most important to our Climate Control business—is projected to grow 53% over the next four years, presenting significant upside to this segment of LSB’s business.  We also expect to see growth from our residential end markets.

Given that the Company’s existing Climate Control manufacturing facilities have unused capacity, we expect to be able to meet increased demand for our products without investing in major plant expansions or building new facilities.  We believe with increased capacity utilization and the positive economic outlook that is projected in commercial construction, LSB will be able to achieve meaningful margin expansion and earnings growth in the Climate Control business in the near to medium term.

The key components of our plan to drive growth in our Climate Control business include:

•
Focusing on product niches, upgrading and expanding our current product offerings by introducing new products in all categories with an emphasis on product efficiencies and improved digital control systems;

•	Continuing to develop the market for geothermal products, as well as products for green and energy-efficient construction and retrofit applications; and
•	Continued focus on operational excellence: LEAN initiatives, product and service quality, waste elimination, process improvement and cost reduction.

The Board believes that the proposals from Engine Capital would deliver less value to LSB shareholders than the Company’s plan.

Despite our record of creating value, a recently formed hedge fund called Engine Capital has issued a public letter to LSB shareholders that presented a number of criticisms and proposals that the Board believes would limit the potential upside to LSB shareholders.  While Engine Capital did not publicly reveal the size or duration of its ownership in LSB, it claims to be a current shareholder.

The proposals from Engine Capital are not new or novel.  The proposals are all actions that your Board has previously considered and evaluated, and determined not to be in the best interest of shareholders.  In connection with Engine Capital’s letter, your Board, in consultation with its independent financial and legal advisors and with the management team, undertook another review of the potential alternatives suggested by Engine Capital.  These alternatives include the separation of the Company’s businesses, either by placing some or all of the Chemical business assets into a Master Limited Partnership (“MLP”) structure or pursuing a sale or spin-off of the Climate Control business.  As further discussed below, upon conclusion of its review, your Board believes that the proposals from Engine Capital would deliver less value to LSB shareholders than the Company’s plan and are not in the best interest of shareholders.

•
The Board believes that an MLP is not a viable structure for the Company’s chemical assets given the current near-term cash flow profile of those assets.  Because MLP structures can be advantageous for assets with the right profile, the Board has carefully considered LSB’s assets relative to the characteristics of MLPs that have successfully created value and attracted investor interest.

In reaching its conclusion, the Board recognized that LSB is in the early stages of a significant capital investment program to upgrade and enhance the El Dorado facility and operations.  In addition, the Board considered the work currently being undertaken at Pryor to improve the reliability of that facility.  Since the work to enhance both the profitability and cash flow profile of these facilities is not complete, the Board believes it would not be prudent to contribute them to an MLP.

Without the inclusion of El Dorado or Pryor, an LSB MLP’s lack of scale is unlikely to generate sufficient investor demand in the current market.  The Board notes that the market values of comparable nitrogen MLPs4 have declined by an average of 41% over the past year, during a period of generally buoyant equity prices.

•	The Board believes that the Company’s plan to grow the Climate Control business will deliver greater value to shareholders than a sale or spin-off of the business.

Given the attractive growth prospects of the Climate Control business and our assessment of the likely interest from potential buyers today, the Board believes that LSB would not receive a premium that reflects the inherent value of the business if it were to sell the Climate Control business.

With respect to a spin-off of the Climate Control business, the Board has taken into consideration that LSB shareholders would take ownership of equity in a sub-scale stand-alone public company.  This stand-alone company would face immediate challenges due to downward pressure on the stock caused by turnover in its shareholder base as chemicals-focused investors and certain index funds exited or significantly reduced their positions.  Lastly, a spin-off would necessarily entail the dis-synergies of duplicative public company costs, corporate functions, fees associated with restructuring the Company’s debt indenture and other transaction costs.

Engine Capital’s valuation methods appear misleading.

In its letter, Engine Capital uses a valuation methodology that demonstrates a lack of understanding of our business and industry.  Engine Capital uses metrics such as ‘production capacity’ and ‘replacement value’ to estimate the value of LSB’s chemical assets relative to those of certain MLP fertilizer manufacturers.  These metrics, as applied by Engine Capital, fail to incorporate many important company-specific factors.

For example, Engine Capital’s use of Rentech Nitrogen Partners’ (“Rentech Partners”) East Dubuque facility as a comparable for our Pryor and Cherokee facilities does not account for the product breakdown differences between those facilities, nor the disparate geographies those facilities serve.  Rentech Partners’ East Dubuque facility is located in the heart of the Corn Belt, between Illinois and Iowa.  This region consumes significantly more nitrogen fertilizer than it produces and it is costly to transport nitrogen fertilizer to this region from our facilities.  East Dubuque’s products are used almost entirely for agricultural end uses by farmers who operate within 200 miles of the plant.  As a consequence, the East Dubuque facility commands a higher realized price per ton for its fertilizer products than does Pryor or Cherokee, which serve regions that carry different transportation dynamics.  In addition, while Pryor’s products are substantially all for agricultural uses, Cherokee’s revenues are approximately half agricultural, with the balance of the products it sells being sold into industrial and mining applications.  However, LSB benefits from both product and facility diversity, limiting exposure to any single end market or facility.

Engine Capital’s use of CVR Partners’ facility as an additional means to benchmark the value of LSB’s chemical assets suffers from similar shortcomings.  For example, like Rentech Partners’ East Dubuque facility, CVR Partners is able to service its local catchment area in a cost-effective manner from its Coffeyville, Kansas location.  As a result, it has historically commanded a higher average price after freight per realizable ton for ammonia than LSB.  CVR Partners also enjoys a cost advantage through its use of pet coke rather than natural gas as its primary feedstock because the price of pet coke has been less volatile than the price of natural gas.

Engine Capital’s failure to acknowledge the fundamental differences between the assets being compared significantly influences the results of their valuations and calls into question the credibility of its entire analysis.

LSB’s Board and management team are closely aligned with shareholders and committed to effective oversight.

Your Board of Directors and management team currently hold an ownership stake of approximately 19% of the Company, including convertible preferred stock, and our interests are closely aligned with LSB shareholders.  Your Board and management team remain returns-focused and committed to successfully executing on the Company’s strategic plan.  LSB believes that its existing plans will drive continued growth and value creation for all shareholders.

As recently announced, LSB has reduced the size of its Board of Directors from 14 to 10 members.  Eight of the remaining 10 directors are independent.

LSB’s Board and management team are working hard to manage through the current macro environment and overcome recent operational challenges. We believe the improvements we are making to enhance capacity and upgrade facilities will stabilize operating performance and improve earnings growth, positioning LSB for enhanced growth and profitability.

On behalf of the Board of Directors and management team, we appreciate the continued support of LSB shareholders as we build value together.

Sincerely,

/s/

Jack E. Golsen
Chairman of the Board and CEO

1 Nitrogen peers: CF Industries, Acron, Agrium, Yara and Incitec Pivot. Nitrogen MLP peers: Terra Nitrogen, CVR Partners and Rentech Nitrogen Partners. HVAC peers: Generac, Lennox, A. O. Smith, Nortek, AAON, WFI, United Technologies, Schneider, Johnson Controls, Ingersoll-Rand, Emerson, Regal Beloit, Belimo, Daikin, Haier, Yantai Moon and Blue Star.

2 Conservatively based on an assumed natural gas price of $5.00 per mmBtu vs. today’s 2016 future natural gas price of $4.09 per mmBtu.

3 Source: Fourth Quarter 2013 McGraw Hill Construction Market Forecast Service

4 Nitrogen MLPs referenced: Terra Nitrogen, Rentech Nitrogen Partners and CVR Partners.

Advisors
Credit Suisse is serving as financial adviser to LSB and Wachtell, Lipton, Rosen & Katz and Conner & Winters, LLP are acting as legal advisors.

About LSB Industries, Inc.
LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining, and industrial markets, and the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers.

Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identified by use of the words “believes”, “expects”, “intends”, “anticipates”, “plans to”, “estimates”, “projects”, “should” or similar expressions, including, without limitation, statements regarding benefits from demands in the markets we serve; growth in the commercial construction industry; increased EBITDA due to our operating and capital plans; growth and value creation; replacing lost capacity and adding additional capacity to facilitate growth; our profitability; ammonia price volatility; the price of ammonia to remain above our cost to produce it; cost of the new plants; benefits to El Dorado as a result of new plants; ability to complete the capital projects; growth in revenues; growth from our residential end markets; ability to meet increased demand for our Climate Control products; margin expansion and earnings growth in the Climate Control business; and value creation for all shareholders.  Actual results may differ materially from the forward-looking statements as a result of various future events, including without limitation, general economic conditions, weather conditions, equipment reliability, growth in the construction industry in both commercial and residential areas, federal and state governmental regulatory requirements, cost of raw materials, ability to obtain new and/or replacement equipment in a timely manner and at a reasonable cost, customer compliance with material contracts, natural disasters, and “Risk Factors” contained in the Company’s most recent 10-K and Forms 10-Q for quarters ended March 31, June 30 and September 30, 2013.  These forward-looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Important Additional Information
LSB, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from LSB stockholders in connection with the matters to be considered at LSB’s 2014 Annual Meeting.  LSB intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from LSB stockholders.  LSB STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of LSB’s directors and executive officers in LSB stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with LSB’s 2014 Annual Meeting.  Information can also be found in LSB’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 28, 2013.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by LSB with the SEC for no charge at the SEC's website at www.sec.gov.  Copies will also be available at no charge at LSB’s website at www.lsbindustries.com or by contacting David M. Shear, General Counsel & Secretary at (405) 235-4546.

Reconciliation of Expected Operating Income to Non GAAP Measurement EBITDA

•	Management uses EBITDA for purposes of making decisions that include resource allocations and performance evaluations.
•
The term EBITDA as used herein is expected net income plus interest expense, depreciation, amortization, income taxes and certain non-cash charges unless otherwise described.  EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to GAAP measurements.

•	Operating income is as used herein as Income before interest expense and income taxes. Following is the calculation of EBITDA as referenced above:
EBITDA Range
	From	To
(in millions)
Beginning during 2016:
•Expected Operating Income	$ 70	$ 80
Plus:
Depreciation and Amortization	20	20
•Expected EBITDA	$ 90	$ 100

Contacts

LSB Industries, Inc.
Tony M. Shelby, 405-235-4546
Chief Financial Officer
or
Investor Relations:
MacKenzie Partners Inc.
Dan Burch / Larry Dennedy, 212-929-5500
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Sharon Stern / Jed Repko, 212-355-4449